EXHIBIT 2.1


                         CERTIFICATE OF DESIGNATIONS OF
                            SERIES B PREFERRED STOCK

                                       OF

                                 PALADYNE CORP.

                                       ---

                         (Pursuant to Section 151(g) of
                      the Delaware General Corporation Law)

                                      ---

     1. The name of the corporation is Paladyne Corp., a corporation organized and existing under the laws of the State of Delaware (the "Corporation").
 -----------

     2. The Certificate of Incorporation of the Corporation authorizes the issuance of Ten Million (10,000,000) shares of preferred stock, $0.001 par value per share (the "Preferred Stock"), and expressly vests in the Board of Directors
                ---------------
of the Corporation the authority to establish and designate one or more series of the Preferred Stock, to fix the number of shares constituting each series, and to fix the designations, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, and the variations and the relative rights, preferences and limitations as between each series.

     3. The Board of Directors of the Corporation, pursuant to the authority expressly vested in it as aforesaid, at a meeting duly called and held on December 18, 2000, has adopted the following resolutions creating a Series B issue of Preferred Stock:

          "RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by Article 4 of the Corporation's Certificate of Incorporation, Five Million (5,000,000) of the Ten Million (10,000,000) authorized shares of Preferred Stock of the Corporation shall be designated Series B Preferred Stock (the "Series B Preferred Stock")
                                                   ------------------------
and shall possess the rights and privileges set forth below:

          A.   General. All shares of Series B Preferred Stock shall be
               -------
identical with each other in all respects. All shares of Series B Preferred Stock shall be of such rank as to any other outstanding series of Preferred Stock, if any, of the Corporation as to dividends and as to distributions upon liquidation, dissolution or winding up, as shall be provided herein and in the resolutions of the Board of Directors of the Corporation creating such other series of Preferred Stock.

          B.   Conversion of Series B Preferred Stock.
               --------------------------------------

               (i)  Conversion. In accordance with the terms and provisions of
                    ----------
an Agreement and Plan of Merger, dated as of December 21, 2000 (the "Merger
                                                                     ------
Agreement"), by and among the Corporation, E-Com Acquisition Corp. and
---------
e-commerce support centers, inc. ("e-com"), the Corporation has agreed to
                                   -----
convene a special meeting of its stockholders (the "Special Stockholders
                                                    --------------------
Meeting") in order to vote upon, among other things, (i) an amendment (the
-------

"Charter Amendment") to the Corporation's Certificate of Incorporation increasing the authorized number of shares of common stock, $0.001 par value per share, of the Corporation (the "Common Stock") to an amount in excess of the
                                ------------
number of shares required to permit the conversion of Series B Preferred Stock as herein provided and (ii) to elect the directors as provided in Section 6.9 of
                                                                  -----------
the Merger Agreement (the "Meeting Actions"). Following (x) the approval of the
                           ---------------
Charter Amendment by the Corporation's stockholders, and effective on the date that the Charter Amendment is filed with the Delaware Secretary of State, and
(y) the election of the directors as provided in Section 6.9 of the Merger
                                                 -----------
Agreement, each outstanding share of Series B Preferred Stock shall automatically be converted into shares of Common Stock at a rate (the "Conversion Rate") that would entitle the holders of shares of Series B
 ---------------
Preferred Stock to receive on conversion two shares of Common Stock for each share of Series B Preferred Stock held (or as adjusted as provided below). The date of such conversion is referred to herein as the "Conversion Date").
                                                      ---------------

               (ii) Adjustment. In the event of a stock split, stock dividend,
                    ----------
reorganization, recapitalization or other event affecting the Common Stock or the Series B Preferred Stock, the Board of Directors of the Corporation shall make an equitable adjustment in the Conversion Rate, if necessary, to reflect such event in order to preserve the foregoing Conversion Rate. In the case of any capital reorganization of the Corporation, or any consolidation or merger of the Corporation with or into another corporation, or any sale or conveyance to another corporation of all or substantially all of the property of the Corporation, the holder of each share of Series B Preferred Stock then outstanding shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, consolidation, merger, sale or conveyance by a holder of two times the number of shares of Common Stock of the Corporation into which such share of Series B Preferred Stock might have been converted immediately prior to such reorganization, consolidation, merger, sale or conveyance, and shall have no further conversion rights under these provisions; and any such resulting or surviving corporation shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such shares, securities or property as the holders of the Series B Preferred Stock shall be entitled to receive pursuant to the provisions hereof. In the case securities or property other than Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references in this subparagraph (ii) to Common Stock shall be deemed to apply, so far as appropriate and as nearly as may be, to such other securities or property. The provisions of this subparagraph shall apply to successive stock splits, stock dividends, reorganizations, recapitalizations or other events affecting the Common Stock or the Series B Preferred Stock. Whenever the Conversion Rate and/or the securities issuable upon conversion is adjusted as herein provided, the Corporation shall give notice to the holders of the Series B Preferred Stock of such adjustment setting forth the new Conversion Rate and the number of shares of Common Stock (or other securities) issuable upon conversion and a brief statement of the facts requiring such adjustment and the computation by which such adjustment was made.

               (iii) Procedure for Conversion. Immediately following the
                     ------------------------
Conversion Date, the Corporation shall send notice to each holder of Series B Preferred Stock advising him of the conversion and requesting that he surrender at the principal office of the Corporation (or at such other place as the Board of Directors of the Corporation shall have designated for such purpose) the certificate or certificates for his shares of Series B Preferred Stock properly endorsed in blank for transfer or accompanied by a proper instrument of assignment or transfer in blank and bearing any necessary transfer tax stamps thereto affixed and cancelled, together with a written request stating the name or names in which the holder wishes the certificate or certificates for shares of Common Stock to be issued. Within five (5) business days after receiving the documents specified in the immediately preceding sentence, the Corporation shall deliver at said office to such holder of Series B Preferred Stock or to his nominee or nominees, a certificate or certificates for the number of full shares of Common Stock to which he shall be entitled as aforesaid.

               (iv) No Fractional Shares. No fractional share of Common Stock
                    --------------------
shall be issued upon conversion of Series B Preferred Stock. In lieu of fractional shares, the number of shares of Common Stock issuable upon conversion shall be rounded up or down to the nearest whole share of Common Stock.

               (v)  Effect of Conversion. All shares of Series B Preferred Stock
                    --------------------
which shall have been converted as provided in this Paragraph B shall no longer be deemed to be outstanding as of the Conversion Date and all rights with respect to such shares shall forthwith cease and terminate except for the right of the holders thereof to receive full shares of Common Stock and such shares shall return to the status of authorized but unissued Preferred Stock of no designated series and shall not be issuable by the Corporation as Series B Preferred Stock.

          C.   Voting Rights.
               -------------

               (i)  Generally. Except as set forth in Subparagraphs (ii) and
                    ---------
(iii) below and as required by applicable law, (x) the holder of each issued and outstanding share of Series B Preferred Stock shall have the right to cast two
(2) votes on every matter duly brought before the holders of Common Stock at all meetings of stockholders of the Corporation to be held prior to the Conversion Date; and (y) the holders of Series B Preferred Stock and the holders of Common Stock shall vote together as one class on all matters submitted to a vote of the stockholders of the Corporation.

               (ii) Separate Vote. The approval of the holders of a majority of
                    -------------
the outstanding Series B Preferred Stock, voting as a separate class and having one vote per share, shall be required for:

                    (a) the amendment of the terms and conditions of the Series B Preferred Stock;

                    (b) the issuance of any securities with rights, preferences and privileges (the "Preferences") equal to or superior than the Preferences of
                     -----------
the Series B Preferred Stock or the issuance of any shares of Series B Preferred Stock after the initial issuance of shares of Series B Preferred Stock, other than as stock dividends pursuant to Paragraph D of this Certificate of Designations;

                    (c) the incurrence of indebtedness for money borrowed by the Corporation in excess of $2,000,000; or

                    (d) the redemption of any capital stock of the Corporation.

               (iii) Election of Directors. If the Conversion Date shall not
                     ---------------------
have occurred on or before July 1, 2001, provided that if e-com or its accountants fail either (i) to provide the Corporation with information required to be included in the proxy materials of the Corporation to be used for the Special Stockholders Meeting or in the Form 8-K required to be filed by the Corporation after the closing of the Merger Agreement or (ii) to respond to comments of the staff of the Securities and Exchange Commission ("SEC") on the
                                                                  ---
proxy materials of the Corporation raised as to the financial information of e-com included in such proxy materials within ten (10) business days after the holders of Series B Preferred Stock are requested to furnish such information or are provided with such comments, as applicable, such date shall be extended by one day for each day after ten (10) business days that e-com fails to provide such information to the Corporation (July 31, 2001 or extended hereinafter the "Change Date") then, following the Change Date, the holders of a majority of the
 -----------
issued and outstanding shares of Series B Preferred Stock shall have the right to designate persons as directors of the Corporation who shall comprise a majority of the entire Board of Directors. To effect the obligation pursuant to the immediately preceding sentence, the Board of Directors shall increase the number of members of the Board of Directors to accommodate the holders of the Series B Preferred Stock and the Board shall elect a number of designees of the holders of a majority of the Series B Preferred Stock as shall constitute a majority of the members of the Board of Directors of the Corporation (inclusive of current directors who hold Series B Preferred Stock). In the event that the Board of Directors fail to act as provided above within fifteen business days after the Change Date, the Secretary of the Corporation shall call a special meeting (the "Special Meeting") of the stockholders of the Corporation for the
              ---------------
purpose of electing directors of the Corporation. At the Special Meeting, (x) the holders of Series B Preferred Stock, voting separately as a class, shall have the right to elect the smallest number of directors of the Corporation which shall constitute a majority of the Corporation's Board of Directors (inclusive of current directors who hold Series B Preferred Stock); and (y) the holders of Common Stock, voting separately as a class, shall have the right to elect all of the other members of the Corporation's Board of Directors. The holders of Series B Preferred Stock shall not have the right to vote together with the holders of Common Stock for purposes of electing directors at the Special Meeting. This Subparagraph shall not be effective if the holders of the Series B Preferred Stock vote against the Meeting Actions. The Chief Executive Officer of the Corporation shall have the power to take such action as shall be required to hold the Special Stockholder Meeting and following the Conversion Date the Corporation shall take such action as shall be necessary to cause the membership of the Board of Directors to be the same as prior to the changes made pursuant to this Subparagraph.

          D.   Dividends.
               ---------

               (i)  On or Prior to the Change Date. On or prior to the Change
                    ------------------------------
Date, the holder of each issued and outstanding share of Series B Preferred Stock shall have the right to participate in all dividends declared with respect to the Common Stock, on an as converted to Common Stock basis, as determined on the date on which any such dividends are declared.

               (ii) After the Change Date.
                    ---------------------

                    (a) If the Conversion Date shall not have occurred on or before the Change Date, in addition to dividends provided for under (i) above, record holders of Series B Preferred Stock at the close of business on the

Change Date shall receive in a dividend payment (on a pro rata basis), rounded up or down to the nearest whole share) additional shares of Series B Preferred Stock in an amount equal to five percent (5%) of the shares of Series B Preferred Stock issued upon the closing of the Merger Agreement (the "Initial
                                                                      -------
Shares"). Such dividends shall be paid within twenty (20) days after the record
------
date; and

                    (b) If the Conversion Date shall not have occurred prior to the 90th day after the Change of Date, in addition to dividends provided for under (i) and (ii)(a) above, record holders of Series B Preferred Stock at the close of business on the 90th day after the Change Date shall receive in a dividend payment (on a pro rata basis), rounded up or down to the nearest whole share), additional shares of Series B Preferred Stock in an amount equal to five percent (5%) of the Initial Shares. Such dividends shall be paid within twenty
(20) days after the applicable record date.

          E.   Liquidation Preference.
               ----------------------

               (i)  On or Prior to the Change Date. In the event of any
                    ------------------------------
liquidation, dissolution or winding-up of the Corporation, either voluntary or involuntary (a "Liquidation"), that occurs on or prior to the Change Date, the
                -----------
holders of the Series B Preferred Stock shall be entitled to receive (on a pari passu basis with the Series A Preferred Stock as set forth in and as adjusted pursuant to the Corporation's Certificate of Incorporation), prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock or any other class or series of capital stock of the Corporation other than the Series A Preferred Stock by reason of their ownership thereof, the greater of (i) $5.00 per share (as adjusted for any stock dividends other than pursuant to Section D(ii) above, combinations or splits with respect to such shares), plus all accrued or declared but unpaid cash dividends on such share, for each share of Series B Preferred Stock then held by such holder, or (ii) the amount that the holders would be entitled to receive if such holders were to convert their Series B Preferred Stock into Common Stock (the "Series B Per Share Liquidation
                                        ------------------------------
Preference"). In the event that the amount of the per share liquidation
----------
preference of the Series A Preferred Stock (the "Series A Per Share Liquidation
                                                 ------------------------------
Preference") is increased by amendment of the rights of the Series A Preferred
----------
Stock, the amount of the Series B Per Share Liquidation Preference shall be simultaneously increased by the percentage amount equal to the percentage increase in the Series A Per Share Liquidation Preference. The remaining assets of the Corporation, if any, shall be distributed to the holders of the Common Stock of the Corporation and any other class or series having rights to receive distributions.

               (ii) After the Change Date. In the event of any Liquidation that
                    ---------------------
occurs after the Change Date, the Series B Per Share Liquidation Preference shall increase to two (2) times the amount payable pursuant to Paragraph E(i)
                                                               --------------
above.

               (iii) Sufficiency of Assets. If, upon any Liquidation of the
                     ---------------------
Corporation, the assets of the Corporation available for distribution to the Corporation's stockholders shall be insufficient to permit payment to the holders of the Series A Preferred Stock and the Series B Preferred Stock of the full amounts to which they shall respectively be entitled, the holders of the Series A Preferred Stock and the Series B Preferred Stock shall receive all of the assets of the Corporation available for distribution and each such holder of Series A Preferred Stock and/or Series B Preferred Stock shall share ratably in any distribution in accordance with the amounts due such stockholders prior to any payment to the holders of the Common Stock or any other class or series of capital stock of the Corporation other than the Series A Preferred Stock and the Series B Preferred Stock. After payment shall have been made to the holders of the Series A Preferred Stock and the Series B Preferred Stock of the full preferential amounts to which they shall respectively be entitled, as aforesaid, the holders of the Series B Preferred Stock, the holders of the Common Stock, and the holders of shares of any other series of stock of the Corporation shall be entitled to share, according to their respective rights and preferences, in all remaining assets of the Corporation available for distribution to the Corporation's stockholders.

          F.   Redemption. The holders of the Series B Preferred Stock shall
               ----------
have no right to require the Corporation to redeem all or any part of their shares of Series B Preferred Stock, except that if the Corporation grants redemption rights to any other class or series of capital stock or any stockholder, whether in its corporate charter, by contract or otherwise, the holders of Series B Preferred Stock shall have equal redemption rights.

          FURTHER RESOLVED, that the statements contained in the foregoing resolutions creating and designating the Series B Preferred Stock and fixing the number, powers, preferences and relative, optional, participating and other special rights and the qualifications, limitations, restrictions and other distinguishing characteristics thereof, shall, upon the effective date of said series, be deemed to be included in and be a part of the Certificate of Incorporation of the Corporation pursuant to the provisions of Sections 104 and 151 of the General Corporation Law of the State of Delaware."

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be executed by a duly authorized officer on the 1st day of February, 2001.

                                        PALADYNE CORP.


                                        By: /s/ John D. Foster
                                           ------------------------------------
                                           John D. Foster, Chairman